Exhibit 99.2
Polaris Updates Accelerated Share Repurchase Transaction
MINNEAPOLIS (December 8, 2006) — Polaris Industries Inc. (NYSE/Arca: PII) announced today that it has repurchased 3.55 million shares of Polaris common stock at an initial purchase price of approximately $165.6 million, or $46.64 per share in connection with the accelerated share repurchase agreement with Goldman, Sachs & Co. (“Goldman”). Polaris announced on December 5, 2006 that it entered into an accelerated share repurchase agreement with Goldman for the repurchase of up to $200 million of its common stock on or before December 8, 2006. Polaris also announced on December 5, 2006 that its Board of Directors had increased the Company’s common stock share repurchase authorization by 7.0 million shares. After giving effect to the additional share repurchase authorization, prior share repurchase authorizations and this transaction, there are 4.78 million shares remaining authorized for repurchase. Polaris intends to repurchase the balance of the 4.78 million share authorization from time to time in open market or privately negotiated transactions in accordance with applicable federal securities laws. All of the repurchased shares will be retired. Proceeds from the term loan that are not utilized to settle the 3.55 million share transaction with Goldman will be applied to the outstanding balance of the revolving loan and will be available for future borrowing.
Goldman borrowed the shares being delivered to Polaris and is expected to purchase sufficient shares in the open market to return to lenders over a period of time no longer than nine months. The accelerated repurchase program is subject to a future purchase price adjustment at completion of the program when Polaris may receive, or be required to pay, a price adjustment based on an adjusted weighted average price as defined in the agreement with Goldman. Polaris may elect to settle the price adjustment in shares or in cash. This transaction is expected to have a positive incremental benefit on earnings per share from continuing operations for the full year 2007, net of the additional interest expense on the incremental indebtedness incurred to purchase the shares, of approximately $0.11 per share.
About Polaris
Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com. With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use. Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com. Polaris Industries Inc. trades on the New York Stock Exchange and the NYSE Arca under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2006 and 2007 sales, shipments, net income, earnings per share and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as the market price of the Company’s common stock, product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.